EXHIBIT 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement is made as of January 5, 2004, between Cogent Systems, Inc., a California corporation (the “Employer”), and Paul Kim (the “Employee”).

The Employer is engaged in the business of supplying biometric identification systems that perform biometric comparisons (the “Business”).

The Employee has substantial experience as a financial executive.

The Employer desires to employ the Employee as a senior executive of the Employer and the Employee desires to work for the Employer in such capacity.

In consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties do hereby agree as follows:

1.	Employment.

Effective as of the date hereof through the end of the Employment Term (as such term is defined in Section 4.1 hereof), the Employer hereby employs the Employee as a senior executive of the Employer. The Employee shall have all those duties and responsibilities with respect to the Employer and its affiliates customarily performed by a chief financial officer of a company. In particular but without limiting the generality of the foregoing, the Employee shall be responsible for overseeing all of the financial reporting of the Employer, the preparation of its internal and external budgets and financial statements, the management of its financial resources and condition, the development of its internal financial control procedures and its relationships with banks and other financial institutions and shall have such other powers and duties with the Employer and its affiliates as may be consistent with this Employment Agreement and with the Employee’s position and status and as the President or Board of Directors of the Employer (the “Board”) may assign. The Employee shall report to both the President of the Employer and the Board.

The Employee hereby accepts such employment and agrees to devote substantially all of his business time and effort to the performance of such duties and agrees, subject to his election as such and without additional compensation, to serve in such offices to which he may be elected from time to time in the Employer and its affiliates; provided, however, that the Employee may serve on the boards of and provide volunteer services to non-profit educational, charitable or religious organizations, family members or personal friends and may engage in his own personal investment activities, so long as such services or activities do not violate any policy of the Employer applicable to such practices, materially interfere with the Employee’s performance of his duties and responsibilities to the Employer hereunder, conflict in any way with the business of the Employer or subject the Employer to public disrepute. The Employee shall perform his duties and responsibilities hereunder in accordance with, and comply with, such reasonable policies, procedures and standards as may be established and modified from time to time by the Employer and as befit a person holding his position, including, without limitation, those contained in any employee handbook now or hereafter adopted by the Employer as the same may be in effect from time to time (if and to the extent so adopted, the “Handbook”).

The Employee shall use his best efforts, skill and abilities to discharge his responsibilities hereunder and to promote the business and interests of the Employer and shall perform in a professional manner all services and duties necessary or appropriate for such purpose and as directed by the President of the Employer and the Board; provided, however, that the Employee shall not commit the Employer to any obligation, liability, agreement or undertaking not in the ordinary course of business of the Employer or exceeding such amount as may be approved by the Board from time to time, nor shall the Employee execute any agreements or other documents on behalf of the Employer outside the ordinary course of business of the Employer, in each case without the prior consent of the Board.

The Employee hereby represents and warrants to the Employer that he is not subject to or bound by any agreement, understanding, policy or undertaking that would prohibit him from entering into and performing his responsibilities under this Agreement or that would in any way restrict his activities on behalf of the Employer.

2.	Location.

The Employee’s services under this Agreement shall be performed principally in the Los Angeles County, California, metropolitan area; the Employee acknowledges and agrees, however, that the nature of his duties hereunder may require reasonable travel within and outside of the United States from time to time, subject to the reimbursement of the expenses incurred therefor pursuant to Section 3.3 hereof.

3.	Compensation.

3.1 Initial Bonus; Salary.

In consideration of the agreement of the Employee to be employed by the Employer in accordance with the provisions hereof, the Employer is herewith paying to the Employee an initial bonus of $20,000 (the “Initial Bonus”). During the Employment Term the Employer shall pay to the Employee, in monthly or more frequent installments in accordance with the Employer’s regular payroll practices, an annual salary of $208,000, subject to increase from time to time at the discretion of the Board based on its assessment of the performance of the Employee and of the Employer as well as its assessment of the then financial condition of the Employer and then prevailing business conditions. The Initial Bonus and all salary and other compensation payable to the Employee shall be subject to customary withholding tax and other employment taxes and deductions as required by law with respect to compensation paid by an employer to an employee.

3.2 Additional Benefits.

Commencing at the end of the Introduction Period (as such term is defined below) and thereafter during the Employment Term, the Employee shall be entitled to participate in any stock option, bonus, 401(k), life and health insurance, pension, incentive, profit-sharing or other benefit plan of the Employer now existing or hereafter adopted for the benefit of the management level employees of the Employer generally (collectively, as the same may exist from time to time, the “Employer Benefits”).

3.3 Reimbursement of Expenses.

The Employer shall reimburse the Employee for all reasonable expenses incurred by the Employee in connection with the performance of his duties and the discharge of his responsibilities hereunder in accordance with the policies and procedures of the Employer. The Employee shall submit to the Employer, not more than thirty (30) days following the end of each calendar month that begins or ends during the Employment Term, such information as the Employer may request, which may include, but need not be limited to, an itemized list of all expenses incurred by him during the preceding calendar month, setting forth the dates, the purposes for which incurred and the amounts thereof, together with such receipts as the Employee may be reasonably able to obtain and such other documentation as may be required from time to time to enable the Employer to deduct such expenses under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

3.4 Stock Options.

The Employer hereby grants to the Employee an option to purchase a number of shares of the Common Stock of the Employer equal to 1.25% of the outstanding shares of such Common Stock on the date hereof, assuming all currently outstanding options, warrants and other rights to acquire shares of the Common Stock of the Employer were fully exercised on the date hereof; provided, however, that in no event shall the number of shares purchasable upon the exercise of such option exceed 475,000 or be less than 431,250. The exercise price of such option shall be $2.00 per share, which is the fair market value of the Common Stock of the Employer as of the date hereof. Such option shall be evidenced and governed by a separate stock option agreement, dated the date hereof, between the Employer and the Employee (the “Option Agreement”).

3.5 Relocation Reimbursement.

The Employer shall reimburse the Employee for all reasonable moving expenses incurred by the Employee in relocating his household from La Jolla, California, to Los Angeles County, California; provided, however that the amount of such reimbursement shall not exceed $5,000.

4.	Term and Termination.

4.1 Introduction Period.

The Introduction Period is the portion of the Employment Term that commences on the date hereof and terminates on the earlier to occur of (i) the ninetieth day following the date hereof or (ii) the termination of the Employment Term.

4.2 Term.

The Employment Term is the period that commences on the date hereof and terminates on the first to occur of the following:

(i) the death or disability of the Employee;

(ii) the termination of the conduct of the Business by the Employer or any successor employer;

(iii) the election of the Employee upon (a) the sale of substantially all of the assets of the Employer to a natural person not currently affiliated, directly or indirectly, with the Employer or to an entity in which at least 50% of the voting power is held by a person or persons who are not shareholders of the Employer immediately prior to the consummation of such transaction (such natural person or entity, a “Non-Affiliate”), (b) a sale or transfer, by the Employer or any of its shareholders, to a Non-Affiliate of shares of capital stock or other securities having at least 50% of the voting power of the Employer following such sale, or (c) a consolidation, merger or other reorganization involving the Employer in which the surviving corporation, whether or not the Employer, is a Non-Affiliate, in each case in a single transaction or a series of related transactions, other than a public offering of such capital stock pursuant to a registration statement declared effective by the Securities and Exchange Commission (each of (a), (b) and (c), a “Control Event”) or (d) the failure of the Employer to elect and maintain the Employee as the Chief Financial Officer of the Employer (a “Status Event”); such election to be made within thirty calendar days following the date the right to elect first accrues by written notice from the Employee to the Employer; if the Employee does not timely deliver notice of such election, the Employee shall not thereafter have the right to do so unless and until another Control Event or Status Event occurs;

(iv) the Employee’s conviction (which conviction, through lapse of time or otherwise is not subject to appeal) in a court of law of, or plea of nolo contendere to, a felony or a crime involving moral turpitude;

(v) the violation by the Employee of his fiduciary duty to the Employer or the breach by the Employee of any of his obligations hereunder in any material respect;

(vi) the Employee’s taking or failing to take any action, or engaging or failing to engage in any conduct or activity, which taking or engaging or failing to do so has, or should reasonably be expected to have, a material adverse effect on the business, operation, condition (financial or other), prospects or reputation of the Employer;

(vii) notice from the Employee to the Employer of termination of the Employment Term other than as the result of a Control Event or a Status Event and other than pursuant to (viii) below; provided, however that such notice shall not be effective until the later of (a) the date specified therein or (b) fifteen days following the date of such notice;

(viii) the failure by the Employer to comply with any provision of this Agreement within 30 days following receipt of notice of such failure from the Employee;

(ix) notice from the Employer to the Employee of termination of the Employment Term without cause; provided, however, that such notice shall not be effective until the later of (a) the date specified therein or (b) the fifteenth day following the date thereof.

(x) For the purposes of (i) above, the term “disability” means the inability of the Employee substantially to perform his duties and discharge his responsibilities hereunder (a) for a period of three consecutive calendar months or (b) for an aggregate of one hundred twenty (120) calendar days within any period of twelve (12) consecutive calendar months. The termination of the Employment Term pursuant to (iv), (v) or (vi) above shall be deemed a termination for cause. If the Employer elects to terminate the Employment Term for cause, the Employer shall so notify the Employee. Such notice shall specify that the termination is for cause and shall identify in reasonable detail the cause for such termination. A termination for cause shall be effective immediately; and, if such notice so demands, the Employee shall vacate the premises of the Employer and return to the Employer all keys, key cards and other means of access to such premises and to any databases and electronically stored information regarding the Employer immediately upon receipt of such notice.

4.3 Obligations of the Employer Upon Termination.

4.3.1 If the Employment Term is terminated (i) during the Introduction Period for any reason whatsoever by either the Employer or the Employee, (ii) as the result of the death or disability of the Employee, (iii) by the Employer for cause, or (iv) by the Employee pursuant to (vii) in Section 4.1 hereof, then the Employee shall not be entitled to any compensation, Employer Benefits or other benefits provided for under this Agreement except as provided in Section 4.3.3 below.

4.3.2 If the Employment Term is terminated after the Introduction Period by the Employee as the result of a Control Event, the Employer shall pay to the Employee his salary for and with respect to the one year period commencing on the day after the effective date of termination (in the same manner and at the same times as specified in Section 3 hereof assuming the Employee remained an employee hereunder). If the Employment Term is terminated after the Introduction Period by the Employee as the result of a Status Event or pursuant to (viii) in Section 4.1 above, or by the Employer pursuant to (ix) in Section 4.1 above, the Employer shall pay to the Employee his salary for and with respect to the three month period commencing on the day after the effective date of termination (in the same manner and at the same times as specified in Section 3 hereof assuming the Employee remained an employee hereunder). Notwithstanding the foregoing provisions of this Sections 4.3.2, in no event shall the Employer have any obligation to make any payment contemplated hereby for any period following the breach by the Employee of any of his obligations under Sections 6.2,7,8 or 9 hereof if the Employer or any successor employer is continuing to conduct the Business at the time of such breach.

4.3.3 If the Employment Term is terminated at any time during the Employment Term by the Employer or the Employee, the Employer shall pay to the Employee, in addition to the amounts required by Sections 4.3.1 and 4.3.2 hereof, his salary and accrued paid time off prorated through the effective date of such termination and reimbursement of his expenses theretofore incurred in accordance with Section 3.3 hereof and of his relocation expenses theretofore incurred in accordance with Section 3.5 hereof through the effective date of such termination.

4.4 Remedies.

No termination of the Employment Term pursuant to this Section 4 shall limit any right or remedy available to the Employer or the Employee hereunder or otherwise at law or in equity with respect to the event causing such termination.

5.	Paid Time Off.

The Employee shall be entitled to three weeks of paid time off each calendar year during the Employment Term. The Employee shall take such paid time off at times mutually convenient to the Employee and the Employer. Not more than two weeks of such paid time off allowance may be carried over to the next year and not more than six weeks may be accumulated at any time. At any time that six weeks of paid time off has accrued, no further paid time off shall accrue hereunder until the Employee has taken some portion of the accrued paid time off and then paid time off shall resume accruing up to the aggregate six week maximum, including the paid time off theretofore accrued and not taken. Paid time off time shall be deemed to accrueratably over each year except that any carried over week shall be deemed fully accrued on the first day of the year to which it is carried over. For the purposes of this Section 5, the term “year” means a calendar year.

6.	Restrictions and Non-Solicit.

6.1 The Employee acknowledges that, during the Employment Term, the Employee owes to the Employer a duty of loyalty. Consequently, the Employee agrees that, during the Employment Term, he will not, except on behalf of the Employer, directly or indirectly, engage in, or, whether as an officer, director, stockholder, partner, proprietor, associate, employee, representative or otherwise, become or be interested in or associated with any other person, corporation, firm, partnership or other entity whatsoever which is engaged in, the Business or any other business then conducted or actively planned to be conducted by the Employer (a “Competing Business”); provided, however, that anything above to the contrary notwithstanding, the Employee may own, as an inactive investor, securities of any Competing Business listed on a national securities exchange, so long as his holding in any one such corporation shall not be more than two percent of any outstanding class of equity securities of such an entity.

6.2 The Employee further agrees that, during the Employment Term and for one year thereafter, he shall not, directly or indirectly, (i) hire, solicit or encourage to leave the employ of the Employer any person employed by the Employer or hire any such person who has left the employ of the Employer within one year of the termination of such person’s employment with the Employer or (ii) induce or attempt to induce any of the customers or suppliers of the Employer to reduce the business they conduct with the Employer or change the terms of their relationships with the Employer to terms that are less favorable to the Employer or (iii) solicit any person or entity who or which is or had been a customer of the Employer at any time during the Employment term to provide products or services similar to those then provided by the Employer.

7.	Confidential Information.

The Employee acknowledges that his work for the Employer may bring him into close contact with Confidential Material of the Employer and its present and potential customers, suppliers, joint venture partners and others with which it establishes business relationships, which is not readily available to the public. The Employee further acknowledges that his work for the Employer may bring him into close contact with Confidential Material of third parties that has been disclosed to the Employer under the protection of confidentiality agreements now or hereafter entered into between the Employer and such third parties.

For the purposes of this Agreement, Confidential Material includes information concerning the business of the Employer or other sources of the Confidential Material as currently conducted or plans for the future conduct thereof, including, without limitation, customer and prospect lists and files, prospective business, marketing approaches and plans, methods of doing business, potential acquisition candidates, proposed terms of potential acquisitions, cost and pricing data, bidding strategies, the identity and skills of employees or consultants, financial data and all other similar information, and all proprietary information concerning the performance of biometric identification systems heretofore or hereafter developed and other services now and hereafter under development by the Employer or other sources of the Confidential Material, including, without limitation, technical specifications, system designs, protocols, methods of operation, plans, drawings, internal specifications, data, diagrams, designs, formulations, protocols, processes, source code, object code, flow charts, formulae, programs, applications, software, firmware, hardware and devices, internal specifications, prototypes and equipment which the Employer or other sources of the Confidential Material own, plan, propose to develop or develop, whether for their own use or for the use by their customers or licensees and all component parts of any of the foregoing, irrespective of form, together with all improvements, corrections or modifications thereto, regardless of the manner in which such improvements, corrections or modifications may be made or the entity which may make any such improvements, corrections or modifications.

The Employee acknowledges that the Employer has already expended, and expects to expend, substantial sums and has devoted and expects to devote substantial other resources to create the proprietary Confidential Material on which the business of the Employer depends and to create other Confidential Material to be exploited by the Employer and the business relationships and information related thereto and has substantial proprietary interests and valuable trade secrets in the Confidential Material. The Employee also acknowledges the damages that could be incurred by the Employer and its reputation from the violation of any confidentiality agreements to which it is a party. The Employee further acknowledges the competitive value and confidential nature of the Confidential Material and the damage that could result to the Employer if information contained therein is disclosed to any third party. The Employee shall at all times treat the Confidential Material as the valuable proprietary information of the Employer and shall notify the Employer in writing if he learns of the unauthorized use or disclosure of the Confidential Material. The Employee shall safeguard the Confidential Material with all due care. The Employee hereby agrees that the Confidential Material will be used solely for the benefit of the Employer and that he shall keep such information confidential and not use it for any other purpose, publish it or disclose it to any other party or assist any other party to obtain any benefit from the Confidential Material to solicit business from or to provide any products or services to the Employer and shall deliver promptly to the Employer on termination of his employment with the Employer, or at any other time the Employer may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents and all copies thereof in all media in which resident relating to the Confidential Material or otherwise to the business of the Employer, and all property associated therewith, which he may then possess or have under his control. Notwithstanding the foregoing, the Confidential Material does not include any material which (a) is or becomes publicly known through no fault of the Employee or (b) is disclosed to the Employee under no obligation of confidentiality by a third party or parties having the right to do so.

8.	Inventions.

The Employee shall promptly disclose in writing to the Employer all ideas, programs, systems, devices, processes, business concepts, discoveries and inventions, whether or not patentable, which are related to the Business or the planned business of the Employer or are used by the Employer or arise out of or in connection with the duties performed by the Employee hereunder and which he conceives, makes, develops, acquires or reduces to practice, whether alone or with others during the Employment Term and whether during or after usual working hours (collectively, “Discoveries”). All Discoveries and the results and proceeds of any and all services rendered by Employee during the Employment Term (collectively “Materials”), and the content and use thereof, shall be considered Works Made For Hire to the extent possible or required under applicable law, including, without limitation, the U.S. Copyright Act. If and to the extent the Discoveries or Materials are not legally capable of being considered as Works Made For Hire, the Employee hereby transfers and assigns to the Employer in perpetuity all right, title and interest in and to such Discoveries and Materials, including any and all domestic and foreign patent rights, copyrights, trademarks, trade names and other industrial and intellectual property rights and applications therefor therein and any renewals thereof, throughout the universe free and clear of any and all claims for royalties or other compensation other than that specified herein. On request of the Employer, the Employee shall, from time to time during or after the Employment Term, execute such further reasonable instruments (including, without limitation, applications for letters patent and assignments thereof) and do all such other reasonable and legal acts and things as may be deemed necessary or desirable by the Employer to protect and enforce its rights in respect of Discoveries and Materials. The Employer shall pay all expenses of filing or prosecuting any patent, trademark or copyright application; but the Employee shall cooperate in filing and prosecuting any such application. The Employee shall not be entitled to any additional compensation for the performance of his obligations hereunder.

9.	Books and Records.

All books, records, files, manuals, lists of customers, blanks, forms or other materials furnished to the Employee by the Employer in any and all media, used on its behalf or created, generated or obtained during the Employment Term, whether by the Employee or any other person or entity (collectively, “Books and Records”), shall be and remain the property of the Employer. The Employee hold or possess the same for the sole use and benefit of the Employer and shall safely keep and preserve the Books and Records, except as consumed in the normal business operations of the Employer. The Employee acknowledges that the Books and Records are confidential and not readily accessible to the Employer’s competitors. Upon termination of the Employment Term for any reason whatsoever, the Employee shall immediately deliver to the Employer, or its authorized representative, any and all such Books and Records, including all copies in all media, remaining in the Employee’s possession or control.

10.	Enforcement.

The Employee acknowledges that the provisions of Sections 6, 7, 8 and 9 hereof are essential to the goodwill and potential profitability of the Employer and have provided a substantial inducement for the Employer to execute, and perform its obligations under, this Agreement and that the application thereof will not involve a substantial hardship upon his future business or livelihood. The Employee agrees that a violation of the covenants set forth in Sections 6,7, 8 and 9 hereof, or any provision thereof, will cause irreparable injury to the Employer and the Employer shall be entitled, in addition to any other rights and remedies it may have, at law or in equity, to an injunction enjoining and restraining the Employee from doing or continuing to do any such act and any other violations or threatened violations of such covenants or provisions.

If any provision of Sections 6, 7, 8 or 9 hereof as applied to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of Sections 6 , 7 , 8 or 9; the application of such provision in any other circumstances or the validity or enforceability of Sections 6 , 7 , 8 or 9 in any other jurisdiction. If any provisions of Sections 6 , 7 , 8 or 9 as applied to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision in any other circumstances or the validity or enforceability of Sections 6 , 7 , 8 or 9 to be enforced as written. If any provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the Employee agrees that the court making such determination shall have the power to reduce the duration or area, or both, of such provision or to delete specific words or phrases (“blue-penciling”) and in its reduced or blue-pencilled form such provision shall then be enforceable and shall be enforced.

The Employee intends to, and does hereby, confer jurisdiction to enforce the covenants contained herein upon the courts of any state of the United States or any other governmental jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such states or jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination shall not bar or in any way affect the Employee’s right to the relief provided above in the courts of any state or jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or jurisdictions, the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

11.	Trade Secrets of Others.

The Employee understands that it is a criminal offense under the federal Economic Espionage Act for the Employee to misappropriate trade secrets of any other person or entity for the Employee’s own benefit or for the benefit of the Employer. Violation of the federal Economic Espionage Act can subject both the Employer and the Employee to potential criminal liability. The Employee recognizes that the Employee may possess trade secrets of a prior employer and that the Employee may not use or disclose such trade secrets during the course of the Employee’s employment by the Employer.

12.	Indemnification.

12.1 The Employer shall indemnify, defend and hold harmless the Employee from and against any and all judgments, fines, damages, liabilities, obligations, settlements and Expenses (as such term is defined below) incurred by the Employee in connection with any pending, threatened or completed action or proceeding (a “Proceeding”) (other than a Proceeding by or in the right of the Employer to procure a judgment in its favor) (a “Third Party Proceeding”), whether civil or criminal, administrative or investigative, in arbitration, mediation or in any other alternative dispute resolution mechanism, or before a court of law or equity or in any other forum or before any other tribunal, by reason of the fact that the Employee was or is a director, officer, employee or other agent of the Employer or was or is serving at the request of the Employer as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, limited liability company, trust or other enterprise unless the Employer shall establish that the Employee was not acting in good faith or in a manner that the Employee reasonably believed to be in the best interests of the Employer or, in the case of a criminal Proceeding, that the Employee had reason to believe that the conduct of the Employee was unlawful.

For the purposes of this Agreement, the term Expenses means all direct and indirect costs of any type or nature whatsoever actually and reasonably incurred by the Employee in connection with the investigation, defense or appeal of a Proceeding or in successfully establishing the right of Employee to indemnification hereunder, including, without limitation, all attorneys’ fees and related disbursements, other out-of-pocket costs and reasonable compensation for time spent by the Employee for which he is not otherwise compensated by the Employer or a third party so long as the rate of compensation and estimated time involved is approved in advance by the Employer.

12.2 The Employer shall indemnify, defend and hold harmless the Employee from and against any and all judgments, fines, damages, liabilities, obligations, settlements and Expenses incurred by the Employee in connection with the defense or settlement of any Proceeding brought or threatened to be brought by or in the right of the Employer to procure a judgment in its favor (a “Employer Proceeding”) unless (i) the Employer shall establish that the Employee was not acting in good faith or in a manner that the Employee reasonably believed to be in the best interests of the Employer, or (ii) the Employer Proceeding is settled without court approval; provided, however, that, in respect of any Employer Proceeding in which the Employee is adjudged liable to the Employer in the performance of his duty to the Employer and its shareholders, the Employer shall have an obligation under this Section 12.2 only to the extent that the court in which the Proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the Employee is fairly and reasonably entitled to indemnity hereunder.

12.3 For the purposes of Sections 12.1 and 12.2 above, the successful defense of any Proceeding, or of any claim, issue or matter therein, whether on the merits or otherwise,

shall be conclusive evidence that the Employee was acting in good faith and in a manner that the Employee reasonably believed to be in the best interests of the Employer and, in the case of a criminal proceeding, that the Employee had no reason to believe that the conduct of the Employee was unlawful. For the purposes hereof, a successful defense includes, without limitation, a dismissal of the Proceeding without prejudice. In addition, the termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Employee was not acting in good faith or in a manner that the Employee reasonably believed to be in the best interests of the Employer or that the Employee had reasonable cause to believe his conduct was unlawful.

12.4 If, at any time after the date hereof, a Third Party Proceeding is commenced or threatened against the Employee, the Employee shall so notify the Employer; the Employer shall defend such Third Party Proceeding by appropriate proceedings and, except to the extent provided in Section 12.1 hereof, the Employer shall pay all Expenses of such Third Party Proceeding and the amount of any judgment imposed on the Employee. The Employer shall engage any counsel selected by the Employer and reasonably acceptable to the Employee to defend the Third Party Proceeding or to compromise, settle or otherwise dispose of the same. No compromise or settlement shall be effected without the consent of the Employee, which consent shall not be unreasonably withheld or delayed. Subject to the provisions of the next paragraph and if, and to the extent, ethically permissible, the Company shall be entitled to engage one counsel to represent the Employee and the Company and other potential employee defendants.

After assuming the defense of any Third Party Proceeding, the Employer shall not be obligated for any Expenses subsequently incurred by the Employee for the retention of counsel in such Third Party Proceeding; provided that (i) the Employee shall have the right to employ his own counsel at his own expense and (ii) if (a) the employment of counsel by the Employee has previously been authorized by the Employer or (b) the Employer shall have reasonably concluded that there may be a conflict of interest between the Employer and the Employee in the conduct of the defense of such Third Party Proceeding, then, in the case of either (a) or (b), the Employer shall be liable for the Expenses of the Employee’s counsel.

12.5 With respect to any Third Party Proceeding commenced or threatened against both the Employee and the Employer, each of the Employee and the Employer shall fully cooperate in the defense of such Third Party Proceeding and shall make available to each other all books or records necessary or appropriate for such defense pursuant to a joint defense agreement consistent with the provisions hereof.

12.6 The Employer shall advance all Expenses incurred by the Employee in the defense of any Third Party Proceeding or any Employer Proceeding; provided, however, that, if it is ultimately determined that the Employee was not entitled to indemnity therefore hereunder, the Employee shall immediately reimburse the Employer for all amounts so advanced. The Employee shall not be required to post a bond or otherwise provide security for the reimbursement obligation of the Employee hereunder. The Employee shall provide to the Employer evidence of all Expenses incurred by the Employee hereunder; and the Employer shall reimburse the Employee therefor not later than fifteen days following its receipt of such evidence.

12.7 Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Employer shall have no obligation to indemnify, defend or hold harmless the Employee in connection with any claim, issue or matter that arises out of or is related to a breach by the Employee of the duty of the Employee to the Employer and its shareholders in the capacity of the Employee as a director of the Employer if and to the extent that the Employer establishes that (i) the breach of duty involved intentional misconduct or a knowing and culpable violation of law on the part of the Employee, or (ii) the breach of duty was contrary to the best interests of the Employer or its shareholders or involved the absence or good faith on the part of the Employee, or (iii) the Employee derived an improper personal benefit from the breach of duty, or (iv) the breach of duty showed a reckless disregard for the duty of the Employee to the Employer or its shareholders in circumstances in which the Employee was aware, or should have been aware, in the ordinary course of performing the Employee’s duties as a director, of a risk of serious injury to the Employer or its shareholders, or (v) the breach of duty constituted an unexcused pattern of inattention that amounts to an abdication of the duty of the Employee to the Employer and its shareholders as a director of the Employer, or (vi) the breach of duty involved a violation of Sections 3 10 or 3 16 of the California Corporations Code or any successors thereto.

If the Employee is entitled under any provision of this Agreement to indemnification by the Employer for some or a portion of any Expenses or liabilities of any type whatsoever (including, without limitation, judgments, fines or damages) actually and reasonably incurred by him in the investigation, defense, settlement or appeal of a Proceeding but is not entitled, however, to indemnification for the total amount thereof, the Employer shall nevertheless indemnify the Employee for the portion thereof to which he is entitled.

13.	Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by overnight package delivery service, by electronic mail (if receipt thereof is confirmed by return electronic mail) or by facsimile machine (if confirmed in writing within one (1) day thereafter) or sent by registered or certified mail, postage prepaid, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Employer, to it at:

209 Fair Oaks Ave.

South Pasadena, California 91030

Attention: Chief Executive Officer

Facsimile No. 1-626-799-9639

E-Mail: minghsieh@cogentsystems.com

If to the Employee, to him at his address set forth

on the personnel records of the Employer

14.	General.

14.1 This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely in such state without giving effect to the conflicts of laws provisions thereof.

14.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

14.3 This Agreement and the Option Agreement set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior agreements, arrangements and understandings, written or oral, between the parties, including, without limitation, the letter, dated December 24,2003, from the Employer to the Employee.

14.4 This Agreement and the benefits hereunder are personal to the Employer and the Employee and are not assignable or transferable by either party without the prior written consent of the other.

14.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

14.6 Neither this Agreement nor any provision hereof shall be construed or interpreted against any party on the basis that such party or such party’s attorney drafted this Employment Agreement or such provision.

14.7 All disputes and claims between the parties arising out of or relating to the Employee’s employment with the Employer, the termination of Employee’s employment with the Employer and this Agreement or the breach thereof, shall be resolved by final and binding arbitration in Los Angeles, California, administered by the American Arbitration Association (“AAA”), in accordance with the AAA’s National Rules for the Resolution of Employment Disputes then in effect, Such AAA rules shall be applicable to, and govern, the arbitration except to the extent of any conflict with the provisions of this Section 14.7 in which event the provisions of this Section 14.7 shall govern. Any final award issued as a result of such arbitration shall be binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.

This arbitration clause covers all disputes and claims, including, but not limited to, contract claims; tort claims; claims involving laws against discrimination, whether based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap, disability or medical condition and harrassment on any of the foregoing bases, whether allegedly in violation of federal or state law; claims for an alleged violation of any federal, state or other governmental law, common law, statute, regulation or ordinance, including, but not limited to, the California Fair Employment and Housing Act. Each party thereto waives any right to have any such dispute or claim heard in any form other than the arbitration form set forth in this Agreement and expressly waives its right to trial by jury.

Claims for workers’ compensation or unemployment compensation benefits are not covered by this Agreement. Claims by either party for temporary restraining orders and preliminary injunctions in the California Superior Court, where such temporary equitable relief would otherwise be authorized by law, are also not covered by this Agreement. Any trial on the merits of the underlying action relating to any such temporary restraining order or preliminary injunction, however, shall occur in front of and will be decided by an Arbitrator as set forth in this Agreement. Either party may also bring an action in any court of competent jurisdiction to compel arbitration of a matter covered by this Agreement and to enforce an arbitration award.

The aggrieved party must give written notice of any claim subject to arbitration under this Agreement to the other party no later than the expiration of the statute of limitations that the laws of the State of California prescribe for such claim, With respect to claims based on a statute, the Employer shall pay the reasonable fees of the Arbitrator and the expenses associated with the Arbitration, to the extent that such fees and expenses exceed the amount the Employee would have incurred had the claim(s) been brought in the state court having jurisdiction over the claim(s). In addition, in statutory claim cases, Employee shall have the option, but not the obligation, to pay one half (1/2) of the fees and expenses of the Arbitrator. With respect to all other claims not arising from a state or federal statute, the parties shall each pay their pro rutu shares of the neutral arbitrator’s expenses and fees. Each party will pay its own attorney’s fees and expenses associated with the arbitration. A neutral arbitrator, with at least ten (10) years of experience in deciding employment disputes under California law, shall be selected as provided for by the AAA rules governing employment disputes. Discovery shall be allowed pursuant to the aforesaid AAA rules. At least thirty (30) days before the arbitration, the parties will exchange lists of witnesses, including any experts, and copies of all exhibits intended to be used at the arbitration. Either party may request such remedies and damages as are allowed by California law. A written arbitration decision with a statement of the reasons for the award shall be issued by the appointed Arbitrator. That decision will not be final and binding until twenty (20) days have elapsed after the issuance thereof without a motion to reconsider the decision having been delivered to the Arbitrator. Either party shall have the right to file with the Arbitrator a motion to reconsider his decision within twenty (20) days after issuance of the Arbitrator’s opinion. The other party shall then have twenty (20) days to respond to the motion. The Arbitrator shall consider the motion and either confirm or change the previously issued arbitration decision. Any such reconsidered award will be final and binding upon issuance thereof by the Arbitrator.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COGENT SYSTEMS, INC.

/s/ Ming Hsieh

Ming Hsieh, President

/s/ Paul Kim

Paul Kim

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